Exhibit 10.13

                    November 22, 2005

Ladenburg Thalmann & Co. Inc.

590 Madison Avenue

34th Floor

New York, New York 10022

Re: Endeavor Acquisition Corp.

Gentlemen:

This letter will confirm the agreement of the undersigned to purchase warrants (“Warrants”) of Endeavor Acquisition Corp. (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of common stock of the Company (“Common Stock”) and one Warrant. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO, unless Ladenburg Thalmann & Co. Inc. (“Ladenburg”) informs the Company of its decision to allow earlier separate trading.

The undersigned agrees that this letter agreement (which may be evidenced by original or facsimile counterpart signatures hereto) constitutes an irrevocable order for Ladenburg or an independent broker/dealer designated by Ladenburg (in either case, the “Broker”) to purchase for the undersigned’s account during the period commencing on the date separate trading of the Warrants commences (“Separation Date”) and ending on December 31, 2006 (such period is hereinafter referred to as the “Purchase Period”) up to 7,500,000 Warrants (“Maximum Warrant Purchase”). The undersigned further agrees that this letter agreement constitutes an irrevocable limit order at a price of $0.80 per Warrant for the first three month period after the Separation Date, at a price of $0.90 per Warrant during the second three month period after the Separation Date and at a price of $1.00 per Warrant thereafter until December 31, 2006. The undersigned shall provide to Ladenburg, on a monthly basis, statements confirming that there are sufficient funds in the brokerage accounts where the Warrants will be purchased to satisfy the Maximum Warrant Purchase. The Broker agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the Purchase Period. Ladenburg further agrees that it will not charge the undersigned any fees and/or commissions with respect to such purchase obligation.

This letter is similar to the letter (the “Other Letter”) with                      (the “Other Founder”) obligating the Other Founder to similarly purchase Warrants. The Broker agrees that at any time it purchases Warrants under this letter or the Other Letter, it will use reasonable commercial efforts to purchase Warrants for the account of the undersigned and the Other Founder, pro rata, on the basis of the Maximum Warrant Purchase set forth herein and in the Other Letter.

The undersigned may notify the Broker that all or part of the Maximum Warrant Purchase will be made by an affiliate of the undersigned (or another person or entity introduced to the Broker by the undersigned (a “Designee”)) who (or which) has an account with the Broker and, in such event, the Broker will make such purchase on behalf of said affiliate or Designee; provided, however, that the undersigned hereby agrees to make payment of the purchase price of such purchase in the event that the affiliate or Designee fails to make such payment.

The Broker will promptly notify the undersigned of any purchase of Warrants hereunder and under the Other Letter so that the undersigned can comply with applicable reporting requirements on a timely basis.

The undersigned agrees that he shall not sell or transfer the Warrants until after the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business and acknowledges that, at the option of Ladenburg, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

Very truly yours,

ACKNOWLEDGED AND AGREED:

Ladenburg Thalmann & Co. Inc.

By:

[Independent Broker]

By: